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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



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                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the

                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 30, 2003

                          BUTLER MANUFACTURING COMPANY

                          Butler Manufacturing Company
                              1540 Genessee Street
                           Kansas City, Missouri 64102
                              Phone (816) 968-3000

                      Incorporated in the State of Delaware

                          Commission File No. 001-12335

                I.R.S. Employer Identification Number: 44-0188420



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ITEM 5.  JURY AWARD

On October 15, 2002, a McLeod County Minnesota District Court Jury awarded Butler Manufacturing Company $29.6 million for its Lester Building business in its suit against Louisiana-Pacific Corporation. The suit pertained to Louisiana-Pacific's Inner-Seal siding product. The award compensates the Company for damages and other losses resulting from product purchased by the Company and sold to its dealers.

On January 27, 2003, the District Court of McLeod County, Minnesota, entered a final judgment in the amount of $20.1 million after ruling on post trial motions. The final judgment excluded $11.2 million of the jury's original award as a result of a permanent injunction entered by the U.S. District Court for the District of Oregon, enjoining the Minnesota state court from entering judgment in the sum of $11.2 million. Lester has appealed the Oregon Court's injunction to the U.S. Ninth Circuit Court of Appeals. The final judgment included an additional award of $1.7 million for interest and costs.

The Company is unable to estimate the impact the award may have on its financial condition or results of operations at this time. However, if the entire award is paid, the Company believes it will recognize approximately $15 million pretax as income for damages and recovery of prior costs in the period in which the award is paid. The trial court's judgment is subject to appeal, which could delay payment and result in affirmation, modification or reversal of the award.

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                                   SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUTLER MANUFACTURING COMPANY

January 30, 2003                              /s/ Larry C. Miller
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Date                                          Larry C. Miller
                                              Vice President - Finance,
                                              and Chief Financial Officer



January 30, 2003                              /s/ John W. Huey
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Date                                          John W. Huey
                                              Vice President, General Counsel
                                              and Secretary